UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 13, 2012

Career Education Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

231 N. Martingale Rd., Schaumburg, IL		60173
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 781-3600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 13, 2012, the Board of Directors of Career Education Corporation (the “Company”) appointed Ronald D. McCray to the Company’s Board of Directors for a term expiring at the 2013 annual meeting of stockholders, or until his respective successor is elected or qualified or until his earlier resignation or removal.

A copy of the press release announcing Mr. McCray’s appointment is attached as Exhibit 99.1.

As a non-employee director of the Company, Mr. McCray will receive an annual retainer of $75,000, payable in quarterly installments. In addition, an individual meeting fee of $1,000 will be paid to non-employee directors for each board and committee meeting commencing with the thirteenth board or thirteenth committee meeting in the 12-month period following the annual meeting of the Company’s stockholders. The final quarterly payment with respect to a calendar year is contingent on the director having attended at least 75% of the aggregate of the total number of board meetings (held during the portion of the year for which such individual has been a director) plus the total number of meetings held by all committees of the board on which such person served (during the portion of the year that the person served on such committee). In the event the director has not achieved this attendance level, the director will forfeit the entire amount of the final quarterly retainer payment. This forfeiture provision does not apply to (1) board or committee meeting fees payable when the board or committee holds 13 or more meetings during the 12-month period following the annual meeting of the Company’s stockholders, or (2) equity awards (described below). All non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending board and committee meetings and associated with board or committee responsibilities.

In addition, each non-employee director currently receives an annual grant of stock options to purchase 16,000 shares of the Company’s common stock at the closing price of the common stock on NASDAQ under the Company’s 2008 Incentive Compensation Plan on the date of the annual meeting of stockholders. One-fourth of the options granted to each non-employee director vest on each of the grant date and the three successive anniversaries of the grant date, subject to continued board service on each vesting date. Vested options are exercisable for ten years from the grant date unless a director ceases board service, in which event early termination provisions apply. At the time of the Company’s 2013 annual meeting of stockholders in May 2013, Mr. McCray is expected to receive a prorated option award based on the number of months he has been a board member divided by 12.

As a non-employee director, Mr. McCray will be subject to the Company’s director stock ownership guidelines (as described in the Company’s proxy statement for its 2012 annual meeting of stockholders) and may elect to utilize all or a portion of his annual retainer fee and quarterly meeting fees to acquire shares of the Company’s common stock from the Company in accordance with the Non-employee Director Share Accumulation Program (a copy of which is filed as exhibit 10.36 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009).

Mr. McCray is covered by our directors’ and officers’ insurance policy and also has an indemnification agreement providing indemnification and advancement of expenses to the fullest extent permitted by Delaware law (a form of which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed on June 25, 2008).

There have been no transactions since the beginning of the last fiscal year, or any currently proposed transactions, in which the Company or any of its affiliates was or is to be a participant and in which Mr. McCray has or had a direct or indirect material interest, nor does Mr. McCray have any family relationship with any director or executive officer of the Company.

Mr. McCray has not yet been named to any committees of the Board of Directors of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibits

99.1	Press release of the Company dated November 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

By:	/s/ Jeffrey D. Ayers
Jeffrey D. Ayers
Senior Vice President, General Counsel and Corporate Secretary

Dated: November 13, 2012

Exhibit Index

Exhibit Number	Description of Exhibits

99.1	Press release of the Company dated November 13, 2012

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